Exhibit 10.48B

RESIGNATION AND RETIREMENT AGREEMENT

THIS RESIGNATION and RETIREMENT AGREEMENT (the “Agreement”) is made and entered into as of November 19, 2015, by and between CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and PETER E. KALAN (the “Executive”).  CSGS and Systems collectively are referred to in this Resignation and Retirement Agreement as the “Company”.

WI T N E S S E T H:

WHEREAS, the Executive and the Company are parties to that certain Restated Employment Agreement dated May 29, 2008, as amended in August 2008, (the “Employment Agreement”), pursuant to which the Executive serves as the Company’s Chief Executive Officer;

WHEREAS, the Executive intends to retire from the Company as Chief Executive Officer, and the parties mutually desire to arrange for the retirement to be under certain terms and conditions intended to provide Executive with compensation for his services with the Company; and

WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual promises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Continued Employment;.  Executive will continue his employment as Chief Executive Officer of the Company until December 30, 2015 (the “Resignation Date”); thereafter, Executive will cease to be the Chief Executive Officer of the Company but will continue his employment as a non-executive employee of the Company until March 31, 2016 (the “Retirement Date”), and the Company agrees in all events (other than Executive's death or termination for Cause) to continue Executive's employment from the date of this Agreement through the Retirement Date regardless of any disability of Executive and will not take any action to terminate the employment of Executive prior to March 31, 2016, except for Cause and only in the event that Cause actually exists.  Until the Resignation Date, Executive will continue to have the responsibilities, duties, and authorities currently associated with his position as Chief Executive Officer of the Company.  Executive hereby resigns as an officer and director of CSGS and Systems, effective as of the Resignation Date; and the Company and Executive will use their respective best efforts to effect the Executive's resignation from all positions with any direct or indirect subsidiaries or affiliates of CSGS other than Systems as soon as practicable after the Resignation Date.  After the Resignation Date, Executive’s employment will be in a non-executive, non-officer capacity to assist, as requested, with the Company's management transition.  After the Resignation Date, Executive (1) will not have any duties or perform any functions for the Company or any subsidiary or affiliate of the Company corresponding to the

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duties or functions of an officer of the Company or any subsidiary or affiliate of the Company and (2) will not perform any policy making functions for the Company or any subsidiary or affiliate of the Company.

(a)Compensation in Respect of Continued Employment.

(i)General.  Executive’s base salary, perquisites, and expense reimbursements through the Resignation Date will remain the same as those in effect as of the date of this Agreement.

(ii)Annual Bonus.  Executive will be entitled to the payment of his Bonus Award for 2015 (the “2015 Bonus”) pursuant to the CSG Systems International, Inc. Performance Bonus Program and related Performance Bonus Plan, and such Bonus Award shall be paid on or prior to March 15, 2016, at the same time that 2015 Bonus Awards under such Plan are paid to the other members of the Company's senior management team.  The Company anticipates but does not guarantee that Executive will receive the maximum allowable bonus under the CSG Systems International, Inc. Performance Bonus Program and related 2015 Performance Bonus Plan.

(iii)Equity Incentives.  Executive’s existing Restricted Stock Awards from CSGS will continue to vest and be earned and payable to Executive (to the extent applicable) in accordance with their terms through March 31, 2016.

(iv)Amendment to Vesting Schedule Upon Retirement.  The Compensation Committee (the "Committee") of the Board of Directors of CSGS will modify the Executive’s outstanding time-based Restricted Stock Awards set forth in Exhibit A hereto to provide for accelerated vesting prior to March 31, 2016, to the extent set forth in Exhibit A.

(b)Compensation in Respect of Continued Employment From Resignation Date Through Retirement Date.  The Company (1) will pay Executive a monthly salary of $2,000 in periodic installments for his services during the period from the Resignation Date through the Retirement Date and (2) until the Retirement Date, at the expense of the Company, will continue to provide to Executive and his eligible dependents individual or group medical, hospital, dental, and long-term disability insurance coverages and group life insurance coverage comparable to those coverages which are provided to the Company's then senior executives.  Such salary shall be paid according to customary Company payroll practices.

(c)Death of Executive.  If Executive dies prior to the required certification by the Committee that the applicable Performance Goals for the payment of Executive's 2015 Bonus have been satisfied and such certification by the Committee subsequently occurs, then the Committee will direct the Company to pay the 2015 Bonus in full to Executive's estate concurrently with the Company’s payment of other Bonus Awards for 2015.  If Executive dies prior to the vesting of Executive’s time-based Restricted Stock Awards which are scheduled to vest on or prior to March 31, 2016, then the Committee will waive the requirement that Executive be employed by the Company on the 2016 vesting dates of such Restricted Stock Awards and will direct the Company to cause the issuance to Executive’s estate of the time-

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based Award Shares which would have vested in Executive on or prior to March 31, 2016, pursuant to such time-based Restricted Stock Awards if Executive had not died, subject to applicable tax withholding requirements.  If Executive dies prior to the vesting of Executive’s  performance-based Restricted Stock Awards which would vest in Executive on or prior to March 31, 2016, if the Committee certifies the attainment of the 2015 Performance Goals applicable to such Restricted Stock Awards and such certification by the Committee subsequently occurs, then the Committee will direct the Company to cause the issuance to Executive’s estate of the performance-based Award Shares which would have vested in Executive on or prior to March 31, 2016, pursuant to such performance-based Restricted Stock Awards if Executive had not died, subject to applicable tax withholding requirements.

2.Definition of "Cause".  For purposes of this Agreement, "Cause" means only (i) Executive's confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty, (ii) Executive's certification of materially inaccurate financial or other information pertaining to the Company or any of the subsidiaries of the Company with actual knowledge of such inaccuracies on the part of Executive, (iii) Executive's refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Company or any of the subsidiaries of the Company unless such refusal or willful failure is based upon a written directive of the Board of Directors of CSGS or the written advice of counsel, (iv) a material breach by Executive of any of his fiduciary duties to the Company or any of the subsidiaries of the Company and, if such breach is curable, Executive's failure to cure such breach within ten (10) days after Executive's receipt of a written notice from the Board of Directors of CSGS setting forth in reasonable detail the particulars of such breach, or (v) willful misconduct or fraud on the part of Executive in the performance of Executive's duties under this agreement as determined in good faith by the Board of Directors of CSGS.

3.Employment Agreement Superseded.  Except as specifically set forth in Section 4 below, this Agreement will supersede the Employment Agreement in its entirety as of the Resignation Date, and the Employment Agreement will cease to have any further force and effect from and after the Resignation Date.  For avoidance of doubt, the reference herein to certain terms defined in the Employment Agreement shall not operate to give any force or effect to the Employment Agreement.  The Executive acknowledges and agrees that, by signing this Agreement, he is aware that he is waiving any and all legal right to compensation under the Employment Agreement after December 30, 2015.

4.Continuing Obligations.  The following provisions of the Employment Agreement are incorporated herein by reference and shall remain in effect from and after the Resignation Date as follows:

(a)Nondisclosure.  Paragraph 11 of the Employment Agreement (regarding the nondisclosure of confidential information, trade secrets, or proprietary data) shall remain in effect in accordance with its provisions;

(b)Non-Solicitation of Employees.  Paragraph 18 of the Employment Agreement (regarding the non-solicitation of employees) shall remain in effect for a period of

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two (2) years after the Retirement Date (rather than one (1) year as currently stated in such Paragraph 18); and

(c)Post-Termination Noncompetition.  Paragraph 19 of the Employment Agreement (regarding post-termination noncompetition) shall remain in effect for a period of two (2) years after the Retirement Date (rather than one (1) year as currently stated in such Paragraph 19).

5.Nonassignability.  Except for those rights that may accrue to the Executive’s family or estate in the event of his death or disability, neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such shall be void; provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the Executive, nor shall it be subject to attachment or legal process for or against the Executive.

6.Entire Agreement Modification.  This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings relative to that subject matter including, without limitation, the Employment Agreement (except as specifically set forth in Section 4 above).  No term or provision hereof may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the parties to this Agreement.  No waiver of any of the provisions or conditions of this Agreement or of any of the rights, powers or privileges of a party will be effective or binding unless in writing and signed by the party claimed to have given or consented to such waiver.  No representation, promise or inducement has been made to or relied upon by or on behalf of either party concerning the subject matter hereof which is not set forth in this Agreement.  In particular, the Executive acknowledges and agrees that he is not entitled to receive from the Company any severance, incentive or other compensation or payment related to his services to the Company or the termination thereof, other than the consideration specifically set forth herein.

7.Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

8.Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

CSG Systems International, Inc.

9555 Maroon Circle

Englewood, CO 80112

Attn:  General Counsel

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CSG Systems, Inc.

9555 Maroon Circle

Englewood, CO 80112

Attn:  General Counsel

To the Executive:

At the address, e-mail, or fax number of record in the Company’s file.

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by e-mail, telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

9.Source of Payments.  All cash payments provided in this Agreement will be paid from the general funds of the Company.  The Executive’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company.

10.Federal Income Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes to the extent required pursuant to any law or governmental regulation or ruling.

11.Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

12.Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

13.Titles.  The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

14.Section 409A Compliance.

(a)Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Notwithstanding the foregoing provisions of this Agreement, if the payment of any

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compensation or benefits under this Agreement would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

(b)All taxable reimbursements pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(l)(iv) such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, the amounts reimbursed under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

15.Governing Law; Venue.  This Agreement will be construed and enforced in accordance with the laws of the State of Colorado.  Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the state or federal courts having jurisdiction in Denver, Colorado.  Each of the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

16.Terms.  The term “affiliate” means any subsidiary, any officer, director or employee of the Company or any subsidiary, and any former officer, director or employee of the Company or any subsidiary.

17.Successor Obligations.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

18.Reimbursement of Attorney Fees.  The Company shall reimburse Executive for attorney fees incurred in the negotiation of this Agreement, promptly upon receipt of documentation of such fees.

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19.Directors and Officers Insurance Coverage.

(a)General.  The Company hereby covenants and agrees that, so long as the Executive shall continue to serve as an officer or director of the Company and thereafter so long as the Executive shall be subject to any possible proceeding by reason of the fact that Executive was an officer or director of the Company, the Company shall, subject to Section 19(b) below, use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers, and Executive shall be a covered party under such D&O Insurance to the maximum extent of the coverage available for any director or officer of the Company.

(b)Commercial Reasonableness.  Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage is reduced by exclusions so as to provide an insufficient benefit.

(c)Change in Control.  In the event of a Change in Control pursuant to which the Company or any successor is obligated to provide D&O Insurance for a period of time following the effective date of the transaction or to purchase a D&O Insurance tail policy, Executive shall be a covered party under such D&O Insurance or tail policy to the maximum extent of the coverage available for any director or officer of the Company.

20.Waiver and Release.  Promptly after the Retirement Date, Executive will deliver to the Company a waiver and release of all claims against the Company and its officers, directors, agents, and employees, known and unknown, in a form mutually acceptable to the Company and Executive, containing provisions customarily included in a release executed by an employee in consideration of payments or benefits received by the employee in connection with the employee's termination of employment.

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IN WITNESS WHEREOF, the parties have executed this Agreement on November 19, 2015, but effective as of the date and year first above written.

CSG SYSTEMS INTERNATIONAL, INC.

By: /s/ Bret C. Griess

CSG SYSTEMS, INC.

By: /s/ Bret C. Griess

EXECUTIVE

By: /s/ Peter E. Kalan

Peter E. Kalan

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Exhibit 10.48B

Exhibit A

EQUITY AGREEMENT AMENDMENTS

Time-Based Restricted Stock Awards

Date of Agreement	Number of Unvested Shares as of 3/31/2016	Number of Shares Whose Vesting Will be Accelerated

February 27, 2013	10,257	10,257
February 19, 2014	15,038	7,519
February 19, 2015	21,414	7,138

1

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